KPMG Enterprise
#200 - 9123 Mary Street
Chilliwack, BC V2P 4H7 Canada
Telephone: (604) 793-4700
Telefax (604) 793-4747
www.kpmg.ca/enterprise

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated October 19, 2001 on the consolidated financial statements of MarketU Inc. (now known as Most Home Corp.) which report appears in the July 31, 2001 annual report of MarketU Inc. on Form 10-KSB/A-1. Our report dated October 19, 2001 contains an explanatory paragraph that states that the consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered losses from operations and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do no include any adjustments that might result from the outcome of this uncertainty.

/s/ "KPMG LLP"
KPMG LLP
Chartered Accountants

Abbotsford, British Columbia
October 3, 2002